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                                                                      EXHIBIT 11


                      GREY WOLF, INC. AND SUBSIDIARIES

             COMPUTATION OF NET INCOME (LOSS) PER COMMON STOCK SHARE
                     (in thousands except per share amounts)
                                   (Unaudited)


                                                     Three Months Ended            Nine Months Ended
                                                        September 30,                September 30,
                                                      1997          1996           1997           1996
                                                    --------      --------       --------       --------
Income (loss) per share:

Net income (loss)                                    $ 2,722      $    808       $  6,076       $   (159)

Less:    Series A preferred stock
                  redemption premium                      --            --           (240)            --
         Series B preferred stock subscription
                  dividend requirement                    --          (100)            --           (400)
                                                    --------      --------       --------       --------

Net income (loss) applicable to common stock        $  2,722      $    708       $  5,836       $   (559)
                                                    ========      ========       ========       ========

Income (loss) per common share                      $    .02      $    .01       $    .04       $   (.01)
                                                    ========      ========       ========       ========

Weighted average shares of common stock
     outstanding for per share computation           151,628        68,853        141,105         48,812
                                                    ========      ========       ========       ========



Note: Reference is made to Note 2 to Consolidated Financial Statements regarding computation of per common stock share amounts.

(a) Stock options are not included since inclusion would be either antidilutive or not significant for all the periods presented.